Exhibit 2.19

FORM OF

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2018 (the “Effective Date”), by and between Linn Energy, Inc., a Delaware corporation (“Linn”), and Riviera Resources, Inc., a Delaware corporation (“Riviera”). Linn and Riviera may be referred to herein individually, as a “Party”, and collectively, as the “Parties”.

RECITALS

WHEREAS, Linn owns one hundred percent (100%) of the issued and outstanding membership units (the “Membership Interests”) of Linn Merger Sub #1, LLC, a Delaware limited liability company (the “Company”), and therefore Linn is the sole member of the Company;

WHEREAS, in connection with the separation of Riviera from Linn (the “Spinoff”), Linn intends to undertake certain reorganization transactions in order to facilitate the Spinoff and to, among other things, provide for an organizational structure whereby, immediately prior to the consummation of the Spinoff, all of the Membership Interests will be held by Riviera (collectively, the “Reorganization”); and

WHEREAS, as part of the Reorganization, Linn desires to assign and contribute to Riviera, and Riviera desires to accept such assignment and contribution of, all of the Membership Interests pursuant to this Agreement such that, from and after the Effective Date, Riviera will be the sole member of the Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and the other agreements to be entered into by each of the Parties on or about the Effective Date, the Parties agree as follows:

1. Assignment by Linn of the Membership Interests. As of the Effective Date, Linn irrevocably assigns, transfers, delivers, contributes and conveys to Riviera the Membership Interests (the “Membership Interest Assignment”), in each case, free and clear of all Encumbrances other than any Encumbrances that arise under federal or state securities laws generally. For purposes of this Agreement, the term “Encumbrances” means any mortgages, security interests, easements, transfer restrictions, rights, options, encumbrances, pledge, charge, adverse claim, preferential arrangement, or other similar restrictions or liens of any kind.

2. Acceptance by Riviera. As of the Effective Date, Riviera accepts the Membership Interest Assignment, subject to the terms and conditions contained in this Agreement, and, in consideration of such assignment, assumes all of Linn’s liabilities, duties and obligations with respect to the Membership Interests.

3. Withdrawal as Sole Member of the Company. As of the Effective Date, Linn withdraws as the sole member of the Company and Riviera is admitted as the sole member of the Company.

4. As Is, Where Is. IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE MEMBERSHIP INTERESTS BEING ASSIGNED, TRANSFERRED, DELIVERED, CONTRIBUTED AND CONVEYED BY LINN PURSUANT TO THIS AGREEMENT ARE BEING SO ASSIGNED, TRANSFERRED, DELIVERED, CONTRIBUTED AND CONVEYED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT LINN IS MAKING NO REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; OR (C) ANY OTHER IMPLIED WARRANTY OR REPRESENTATION OF ANY NATURE) REGARDING, RELATING TO OTHERWISE WITH RESPECT TO, THE MEMBERSHIP INTERESTS AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY SUCH REPRESENTATION, WARRANTY OR COVENANT. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5. Further Assurances. Each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably requested by the other Party as necessary or useful in carrying out the purposes of this Agreement or of any other document delivered pursuant hereto.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute but one and the same agreement.

8. Amendments. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Each Party hereto irrevocably submits to the non-exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any cause of action arising out of or relating to this Agreement.

10. No Third Party Beneficiaries. The provisions of this Agreement are not intended to confer (and shall not confer) upon any person not a party hereto any rights or remedies hereunder.

11. Entire Agreement; Interpretation. This Agreement sets forth all of the Parties’ rights, responsibilities, liabilities and obligations with respect to the transactions contemplated by this Agreement and constitutes the entire agreement between the Parties with respect to the subject matter hereof.

12. Headings. The Section headings contained in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

13. Waivers. Any Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

14. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

LINN ENERGY, INC.

By:

Name:
Title:

RIVIERA RESOURCES, INC.

By:

Name:
Title:

SIGNATURE PAGE TO

ASSIGNMENT AGREEMENT